UNITED STATES

                SECURITIES AND EXCHANGE COMMISSION


                      Washington, D.C. 20549


                             FORM 8-K


                          CURRENT REPORT


              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): April 7, 1997




                 NORTH CAROLINA RAILROAD COMPANY
      (Exact name of registrant as specified in its charter)


                          North Carolina
          (State or other jurisdiction of incorporation)


     0-15768                               56-6003280
(Commission File Number)      (IRS Employer Identification No.)


3200 Atlantic Avenue
Suite 110
Raleigh, North Carolina                                  27604
(Address of principal executive offices)               (Zip Code)


                          (919) 954-7601
(Registrant's telephone number, including area code)

                 This document contains 9 pages.

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                        Table of Contents




Item 5.  Other Events . . . . .  . . . . . . . . . . . . 3

Item 7.  Financial Statements and Exhibits . . . . . . . 4


Signatures . . . . . . . . . . . . . . . . . . . . . . . 4



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Item 5.  Other Events

     On August 7, 1997, the Registrant, the State of North Carolina and the Beaufort & Morehead Railroad Company (a North Carolina corporation whose stock is wholly owned by the State of North Carolina)("State") executed a Letter of Intent to reach a definitive agreement for a plan of merger, whereby the State would acquire the shares held by shareholders other than the State at a cash price of $66.00 per share.

     The Letter of Intent between the State and the Registrant was recommended for approval by the Special Committee of the Registrant's Board of Directors and was approved by the Registrant's Board of Directors at a meeting on April 7, 1997. No definitive agreement has been reached with the State.

     Under the terms of the Letter of Intent, any definitive agreement will be subject to all other corporate and governmental approvals, including approval by the shareholders of the Registrant, to the State securing necessary financing, and to other conditions. The Letter of Intent also provides that either the State or the Registrant may terminate any definitive agreement if closing does not occur on or before May 5, 1998.

     The foregoing forward-looking statements contained herein are subject to certain risks and uncertainties which could cause actual results to differ significantly. There can be no assurance that a definitive agreement can be reached, and if reached, that it will include a share price or any other terms that are attractive to the shareholders of the Registrant. In addition, there can be no assurance that the State will obtain the necessary financing or that any approvals required within the State government or the Registrant could be obtained to authorize closing on any agreement that may be reached. The Registrant does not know what effect, if any, an acquisition of the shares by the State, if consummated, will have on the Registrant's relationship with Norfolk Southern, pending litigation between Norfolk Southern and the Registrant, or the Registrant's ability to continue to qualify as a Real Estate Investment Trust.


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Item 7.  Financial Statements and Exhibits

   (c)   Exhibits

                        Index to Exhibits


          Exhibit No.         Item
          ------------        ----

          99.1                Letter of Intent between the
                              Beaufort & Morehead Railroad
                              Company, the State of North
                              Carolina, and the Registrant
                              dated April 7, 1997.

          99.2                Joint News Release by the
                              Registrant and the State of North
                              Carolina dated April 7, 1997.




                            SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              NORTH CAROLINA RAILROAD COMPANY



Date:      April 8, 1997      By: /s/ R. Samuel Hunt, III
                                 -------------------------
                                 R. Samuel Hunt, III
                                 President and Director


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                           EXHIBIT 99.1

                         [Letterhead]
             Beaufort & Morehead Railroad Company
             P.O. Box 25201
             Raleigh, NC 27611-5201


                         April 7, 1997


North Carolina Railroad Company
3200 Atlantic Avenue, Suite 110
Raleigh, North Carolina 27604

Gentlemen:

     This letter of intent, when countersigned by you, will confirm our tentative agreement to acquire the North Carolina Railroad Company (the "Company"). Consummation of the proposed acquisition (the "Acquisition") would result in the shareholders of the Company, other than the State of North Carolina (the "Public Shareholders") receiving $66 in cash for each of the shares (the "Shares") of Common Stock of the Company owned by them. Our agreement is on the terms, and subject to the conditions, described below. Except for Sections 3, 4 and 6 and the first sentence of Section 2 below (the "Binding Provisions"), however, this letter of intent represents only our current good-faith intention to negotiate and enter into a definitive Acquisition agreement (the "Definitive Agreement"), and remains subject to successful negotiation of such a Definitive Agreement in form acceptable to us and you. It is not, and is not intended to be, a binding agreement between us (except as to those specified Sections), and neither of us shall have any liability (except as to those specified Sections) to the other if we fail to execute a Definitive Agreement for any reason. Statements below as to what we, or you, will do, or agree to do, or the like, are so expressed for convenience only, and are understood in all instances (except for the Sections enumerated above) to be subject to our mutual continued willingness to proceed with any Acquisition as our negotiations take place.

     1. Fundamental Terms. It is anticipated that the Acquisition would be effected by means of a merger (the "Merger") of Beaufort & Morehead Railroad Company, a North Carolina corporation all of whose capital stock is owned by the Department of Transportation of North Carolina, with and into the Company. In the Merger, each of the Shares owned by the Public Shareholders would be converted into the right to receive $66 per share. However, we reserve the right to modify the structure of the Acquisition to any other structure which results in the Public Shareholders receiving $66 in cash for each of the Shares,

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and the State of North Carolina (the "State") owning directly or indirectly all of the capital stock of the Company (or in the case of a modification to the structure of the Acquisition resulting in the Company merging into a successor, all of the capital stock of such successor to the Company, provided the alternative does not unfavorably change the tax consequences to the Public Shareholders compared to the structure provided above
or substantially delay the transaction).   The Definitive
Agreement will contain provisions (i) preserving such right to modify the structure of the Acquisition and to assign the rights of Beaufort & Morehead Railroad under the Definitive Agreement to any affiliate of the State, as may be necessary to accomplish the desired change in structure; and (ii) requiring that the State and the Company on a monthly basis continue to confirm in writing their respective intentions to close the Acquisition and representing that nothing is known to them which would prevent a closing before May 5, 1998. In addition, the Definitive Agreement will not contain any requirement or condition to closing regarding the Company maintaining REIT tax status. The Definitive Agreement will provide that either party may terminate the agreement if a closing is not held on or before May 5, 1998 or, if circumstances regarding the status of the Financing (as defined in Section 2 hereof) are such at the time of executing the Definitive Agreement, such earlier date as the parties may then agree upon exercising good faith.

     2. Execution and Closing. We mutually agree to proceed in good faith toward negotiation and execution of the Definitive Agreement, which shall provide for the Acquisition, and shall contain representations, conditions, covenants and the like typical in similar transactions. Consummation of the Definitive Agreement would be subject to (i) the approval of the Definitive Agreement by the Special Committee of independent directors the Company, by the Board of Directors of the Company and by the Public Shareholders holding a majority of the Shares, (ii) the financing of the full purchase price by appropriate means (the "Financing") subject to General assembly approval, as necessary,
(iii) the receipt by the Company of a favorable fairness opinion from its investment banking firm, (iv) the satisfaction of any applicable federal or state regulatory requirements, and (v) other conditions customary to similar transactions.

     3. Expenses. Each party to this letter of intent shall bear its own expenses relating to the Acquisition.

     4. Press Release and Disclosure. The parties agree to issue a joint press release upon execution of this letter of intent by the parties. Each party agrees that it will not issue any other press release or other disclosure of this letter of intent or of the Acquisition prior thereto without the prior approval of the other which shall not unreasonably be withheld, unless (i) such party has received a written opinion of counsel to the effect that such disclosure is required by law and (ii)

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time does not permit the obtaining of such consent, or such consent is unreasonably withheld.

     5. Termination. This letter of intent may be terminated by mutual consent of the State and the Company, or by either party if the Definitive Agreement has not been executed by May 5, 1997. In the event of such termination, all provisions hereof shall terminate except for the Binding Provisions. If a Definitive Agreement is executed, it shall supersede the provisions of this letter of intent in all respects and this letter will be of no further effect whatsoever.

     6. State of North Carolina. By executing this letter of intent, the State hereby agrees that it will use its best efforts to promptly cause the Financing to be obtained. The State will join in the Definitive Agreement for certain purposes including the continued exercise of its best efforts to cause the Financing to be obtained.

     If the foregoing accurately summarizes our understanding, we request that the Special Committee and the Board of Directors of the Company approve this letter of intent and evidence such approval by causing the enclosed copy of this letter to be signed, dated and returned to the undersigned.

                           Very truly yours,

                              Beaufort & Morehead Railroad Company



                              By: /s/ Garland B. Garrett
                                  --------------------------
                                        President



                              State of North Carolina



                              By: /s/ Garland B. Garrett
                                  ---------------------------
                                   Secretary of Transportation


Accepted and agreed to
this  7th  day of April, 1997


North Carolina Railroad Company


By: /s/ R. Samuel Hunt, III
    -----------------------
           President

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                          EXHIBIT 99.2

   State of N.C. and North Carolina Railroad Company Approve Letter of Intent for Proposal to Acquire Shares of Minority Shareholders

        Raleigh, NC, April 7, 1997 -- The North Carolina Railroad Company (OTC:NORA) and the Governor's Office of the State of North Carolina (State) today said that they have approved a Letter of Intent for a proposed merger plan, whereby the State would acquire the shares of the approximately 800 NCRR shareholders at a price of $66 per share. The State currently owns approximately 3.2 million shares or 75 percent of NCRR, with private shareholders owning approximately 1.1 million shares.

        No definitive agreement has been reached. The Letter of Intent between the State and NCRR was recommended for Board approval by the Special Committee of the NCRR Board of Directors and was approved by the NCRR Board of Directors at a meeting today.

        Sam Hunt, President of the NCRR, cautioned investors: "This is only a letter of intent. Even if we execute a definitive agreement, closing will depend upon legislative or other governmental approvals of the proposal. As with any transaction involving government, investors should not assume that the necessary approvals will be forthcoming."

        Porter Thompson, a member of the Special Committee of the NCRR Board of Directors who holds several thousand shares of stock, stated, "This has been a lengthy and comprehensive process. With the assistance of our advisors, we hope to reach a definitive agreement that will allow the shareholders to capitalize on the value of the NCRR's assets. The Letter of Intent expressly provides that any definitive agreement must be approved by the holders of a majority of the non-State shares, so they will have the opportunity to vote on any definitive proposal." The financial advisor to the Special Committee is Credit Suisse First Boston Corporation.

        The Letter of Intent, which has been approved by Governor Hunt and the North Carolina Department of Transportation, states that consummation of a definitive agreement is subject to the State obtaining financing of the full purchase price, or approximately $71 million.

        Governor Hunt stated, "For a century and a half, the North Carolina Railroad has been owned approximately 75 percent by he State, but because of the nature of the North Carolina Railroad's creation the State has not had full control of the North Carolina's Railroad's assets. With 100 percent ownership, the North Carolina Railroad can be the transportation cornerstone for the next century."

        Under the terms of the Letter of Intent, any definitive agreement will be subject to all other corporate and governmental approvals, to the State securing necessary financing, and to other conditions. The Letter of Intent also provides that either the State

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        or the NCRR may terminate any definitive agreement if closing does not occur on or before May 5, 1998. A shareholder meeting will be scheduled later.

        The State of North Carolina has owned a majority of the shares of the NCRR since its inception in 1849.

        The foregoing forward-looking statements contained herein are subject to certain risks and uncertainties which could cause actual results to differ significantly. There can be no assurance that a definitive agreement can be reached, and if reached, that it will include a share price or any other terms that are attractive to the shareholders of the Company. In addition, there can be no assurance that the State will obtain the necessary financing or that any approvals required within State government or the Company could be obtained to authorize closing on any agreement that may be reached. The Company does not know what effect, if any, an acquisition of the shares by the State, if consummated, will have on the Company's relationship with Norfolk Southern, pending litigation between Norfolk Southern and NCRR, or the Company's ability to continue to qualify as a Real Estate Investment Trust.


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